Exhibit 77Q1(a) - Amended Trust Instrument and By-Laws:

A copy of the Registrant's Amended Trust Instrument is incorporated by reference as filed as Exhibit (a) via EDGAR in Post-Effective Amendment Number 539 on July 27, 2016, accession number 0001435109-16-001852. A copy of the Registrant's Amended By-Laws is incorporated by reference as filed as Exhibit (b) via EDGAR in Post-Effective Amendment Number 539 on July 27, 2016, accession number 0001435109-16-001852.